UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 17, 2018

WRIT MEDIA GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	7812	56-2646829
(State or jurisdiction of	(Primary Standard	(I.R.S. Employer
Classification Code Number)	Industrial incorporation)	Identification No.)

8200 Wilshire Blvd. #200, Beverly Hills, California, 90211, 310-461-3739

(Address and telephone number of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On April 20, 2018 WRIT Media Group, Inc. acquired Bison Oil and Gas Corporation (“Bison OAG”), a Nevada corporation, that owns and controls multiple oil and gas properties in the state of Texas with oil and gas reserves estimated at approximately $80,000,000. Bison OAG intends to tokenize their oil and gas projects as an alternate source of funding, and WRIT Media Group, Inc., through its subsidiaries, intends to provide strategic guidance and software solutions for this purpose. Bison OAG intends to provide infrastructure and secure locations for people interested in getting involved in the burgeoning crypto currency mining industry.

The Company acquired Bison OAG by making a cash payment of $160,000.00 and the issuance of 1,000,000 shares of its Series C Preferred Shares to the shareholders of Bison OAG, in exchange for all issued and outstanding shares of Bison OAG, making Bison Oil and Gas Corporation a wholly-owned subsidiary of WRIT Media Group, Inc.

ITEM 2.01 COMPLETION OF ACQUISITION OF ASSETS

On April 20, 2018, WRIT Media Group, Inc. acquired all issued and outstanding shares of Bison Oil and Gas Corporation, thereby making Bison Oil and Gas Corporation a wholly-owned subsidiary of WRIT Media Group, Inc.

Financial statements of Bison Oil and Gas Corporation required by Item 9.01(a) of Form 8-K are not being included with this filing but will be filed not later than 60 calendar days from the date of the filing of this 8-K, in either an amendment to this 8-K or in our next 10-Q filing.

Similarly, pro forma financial information for the combined entity – consisting of the registrant and its new wholly-owned subsidiary Bison Oil and Gas Corporation – as required by Item 9.01(b) of Form 8-K, are not being included with this filing, but will either be filed in an amendment to this 8-K not later than 60 calendar days from the date of the filing of this 8-K, or else unaudited financials for the combined entity as part of our Form 10-Q will be filed within 60 calendar days from the date of filing of this 8-K in lieu of the pro forma requirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WRIT MEDIA GROUP, INC.

Date: April 20, 2018	By:	/s/ Eric Mitchell
Eric Mitchell
President

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